Exhibit 10.27

[Fluor Letterhead]

March 5, 2007

Mr. Kirk D. Grimes

5209 Creekpoint Drive

Plano, TX 75093

Dear Kirk:

It is my pleasure to inform you that I have approved a special retention award for you which has been structured as follows:

Award Amount:	US$500,000 total cash award. (This award is not deferrable.)

Retention Period:	March 5, 2007 through March 6, 2009.

Retention Agreement:	US$500,000 or 100% of the award will be earned and payable March 7, 2009 contingent upon completion of continuous employment through the retention period.

You will earn your retention award (a) if you remain continuously employed by the Company as stated above or (b) if your employment terminates prior to the above date due to (i) death, (ii) permanent and total disability, (iii) a Company-initiated termination other than on a for-cause basis or (iv) a Company initiated termination following a Change of Control.  If in the event your employment terminates prior to the earnout date for any reason other than stated above (including, without limitation, your voluntary termination or a termination for cause), then the retention award will be forfeited.

For purposes hereof, the term “Change of Control” shall be deemed to have occurred if, (a) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having 25% or more of the votes that may be cast for the election of directors of the Company or (b) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the preceding (a “transaction”), the persons who are the directors of the Company before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor thereto.

At the conclusion of the retention period, if a company initiated termination takes place other than on a for cause basis, you will be put on an unpaid leave of absence until June 30, 2010, which is the date you will be eligible for early retirement.

You expressly agree to maintain strict confidentiality of this retention award.  You may not disclose this agreement to anyone other than your spouse or confidential financial advisor, senior management of the Company and Executive Compensation Services.  If disclosure is made to any other person, this award shall be forfeited.

Please indicate your acknowledgment of the terms of the letter by signing in the space provided and returning the original to Executive Compensation Services in the enclosed envelope for your employee records.  You should also retain a copy for your file.

If you should have any questions, please give me a call at 469.398.7171 or Lisa Schlepp, Executive Director, Human Resources at 469.398.7101.

Sincerely,

/s/ H. Steven Gilbert

H. Steven Gilbert
Senior Vice President,
Human Resources and Administration

Agreed by:

/s/ Kirk D. Grimes	March 5, 2007

Kirk D. Grimes

Date

HSG:cgn